Exhibit (n)(4)

CONSENT OF INDEPENDENT AUDITOR
We have issued our reports dated April 17, 2019, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2018 and December 31, 2017, and dated April 4, 2018, with respect to the consolidated financial statements of First Tower Finance Company LLC and Subsidiaries for the years ended December 31, 2017 and December 31, 2016, included in the Registration Statement of Prospect Capital Corporation on Form N-2, dated August 30, 2019. We hereby consent to the inclusion of said reports in the Registration Statement of Prospect Capital Corporation on Form N-2, dated August 30, 2019.

/s/ RSM US LLP
Raleigh, North Carolina
August 30, 2019